Exhibit 99.1

Item 6.	Selected Financial Data

      The following balance sheet data and statements of operations were derived from our financial statements. You should read the following selected financial information in conjunction with our financial statements and related notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this report.

	Year Ended December 31

	2002	2001	2000	1999	1998

Statement of Operations Data:
Revenues:
Service fees	$30,049,947	$22,108,832	$13,311,370	$6,378,175	$2,866,048
Implementation and other revenues	2,304,236	2,526,931	2,332,940	2,067,360	1,460,056

Total revenues	32,354,183	24,635,763	15,644,310	8,445,535	4,326,104
Cost of revenues	14,627,981	14,313,734	13,170,656	9,081,269	6,289,462

Gross profit (loss)	17,726,202	10,322,029	2,473,654	(635,734)	(1,963,358)
General and administrative	7,037,884	6,930,462	6,370,848	3,894,475	2,705,029
Sales and marketing	5,368,177	5,931,222	8,972,094	5,266,044	3,377,728
Systems and development	4,344,765	5,854,866	6,246,174	3,998,936	2,444,615
Non-recurring charges	—	209,434	—	—	—

Total expenses	16,750,826	18,925,984	21,589,116	13,159,455	8,527,372

Income (loss) from operations	975,376	(8,603,955)	(19,115,462)	(13,795,189)	(10,490,730)
Other (expense) income (1)	(1,380,959)	(1,208,603)	501,680	(919,452)	(1,067,739)

Loss before change in accounting principle	(405,583)	(9,812,558)	(18,613,782)	(14,714,641)	(11,558,469)
Change in accounting principle (2)	—	—	(216,818)	—	—

Net loss	(405,583)	(9,812,558)	(18,830,600)	(14,714,641)	(11,558,469)
Preferred stock accretion	—	—	—	(2,236,716)	(3,779,169)
Beneficial return on preferred shares (3)	—	—	—	(2,668,109)	—

Net loss available for common shareholders	$(405,583)	$(9,812,558)	$(18,830,600)	$(19,619,466)	$(15,337,638)

Basic and diluted loss per share	$(0.03)	$(0.82)	$(1.64)	$(2.45)	$(3.83)

Pro forma, assuming the change in accounting principle is accounted for retroactively: (4) Net loss available for common			$(18,613,782)	$(19,482,536)	$(15,349,480)

Basic and diluted loss per share			$(1.62)	$(2.43)	$(3.83)

Shares used in calculation of basic and diluted loss per share	13,520,642	12,026,476	11,487,192	8,010,331	4,009,713

(1)	On June 10, 1999, we used $9.4 million of the net proceeds from our initial public offering to pay off corporate debt, which payment resulted in a one-time charge of $885,407. In May 2001, we used $2.2 million of the net proceeds from our debt offering to pay off $3.5 million of the 8% convertible subordinated notes, which payments resulted in a one-time gain of $1,083,153.

(2)	In the fourth quarter of 2000, we adopted a change in accounting principle for implementation fees, retroactive to January 1, 2000, as newly pronounced by Staff Accounting Bulletin 101 (“SAB 101”), Revenue Recognition in Financial Statements, on a cumulative effect basis.

(3)	We recorded a deemed beneficial return on the Series C preferred stock issued during the first three months of 1999, due to these shares being convertible into common stock at a discount from fair value at the date of issuance.

(4)	Pro forma (as if) amounts, assuming retroactive application of SAB 101 for period of change and all prior periods presented.

	Year Ended December 31

	2002	2001	2000	1999	1998

Balance Sheet Data:
Cash, cash equivalents and investments	$6,785,827	$7,703,622	$21,459,931	$21,494,116	$3,872,605
Working capital	8,650,044	8,785,201	21,338,693	20,895,369	580,376
Total assets	21,329,940	21,521,614	35,128,428	29,217,175	9,421,428
Notes payable, less current portion	12,000,000	13,000,000	20,000,000	—	8,525,467
Capital lease obligations, less current portion	111,491	348,552	232,125	329,480	605,322
Put option liability	—	—	—	—	362,700
Other non-current liabilities	355,662	566,539	1,193,404	—	193,400
Total liabilities	15,831,810	17,183,999	25,923,458	3,750,141	14,833,950
Redeemable convertible preferred stock	—	—	—	—	25,776,254
Series A convertible preferred stock	—	—	—	—	7,950
Stockholders’ equity (deficit)	5,498,130	4,337,615	9,204,970	25,467,034	(31,188,776)

Supplementary Financial Information

      The following is a summary of unaudited quarterly results of operations for the year ended December 31, 2002 and 2001.

	Quarter Ended

	March 31,	June 30,	September 30,	December 31,
	2002	2002	2002	2002

Total revenues	$7,827,379	$7,878,977	$8,151,876	$8,495,951
Gross profit	3,893,627	4,205,253	4,613,082	5,014,240
Net (loss) income	$(806,722)	$(133,068)	$92,593	$441,614

Net (loss) income per share	$(0.06)	$(0.01)	$0.01	$0.03

	Quarter Ended

	March 31,	June 30,	September 30,	December 31,
	2001	2001	2001	2001

Total revenues	$5,563,490	$6,008,203	$6,374,562	$6,689,508
Gross profit	1,915,711	2,448,695	2,812,901	3,144,722

Net loss	$(3,361,965)	$(1,609,206)	$(3,108,429)	$(1,732,958)

Net loss per share	$(0.29)	$(0.14)	$(0.26)	$(0.13)

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

      The following discussion should be read in conjunction with the financial statements and related notes included elsewhere in this report. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from the results anticipated in these forward-looking statements as a result of factors including, but not limited to, those under “Business—Risk Factors” and elsewhere in this report.

Overview

      We are a leading outsourcer of Internet banking, payment and customer contact services to financial institution clients nationwide. Our services, branded in the clients’ name, integrate seamlessly into a single-vendor, end-to-end solution, supported by 24x7 customer care, targeted consumer marketing, training and other network and technical professional products and services.

      Registered customers are the major driver of our revenue. The number of customers using our services increased by 39% in 2002, resulting in a 31% increase in revenue. While we have seen some reduction in recurring revenue per user, this has been more than offset by declining costs. In 2002, we held our cost of revenue flat, driving down our recurring cost per user by 48% and increasing our gross margin by 13 percentage points.

      We have long-term service contracts with our financial institution clients. The majority of our revenue is recurring, though these contracts also provide for implementation, set-up and other non-recurring fees. Internet banking services revenue is based either on a monthly license fee allowing our financial institution client to register an unlimited number of customers, or on a monthly fee for each registered customer. Payment services revenue is based on either a monthly fee for each customer enrolled, a fee per executed transaction, or a combination of the two. Our financial institution clients pay all of our fees and then determine if or how they want to pass these costs on to their customers. They typically provide Internet banking services to customers free of charge, as they derive significant potential benefits including account retention, delivery and paper cost savings, account consolidation and cross-selling of other products. However, almost all of our financial institution clients charge their customers for providing payment services.

      As a network-based service provider, we have made substantial up-front investments in infrastructure, particularly for our proprietary systems. While we continue to incur ongoing development and maintenance costs, we believe the infrastructure we have built provides us with significant operating leverage. Beginning in 2003, we are undertaking an effort to upgrade and rewrite certain of our applications infrastructure over a period of two to three years. We expect that this effort will require incremental capital expenditures, primarily for additional development labor, of between $3.0 million and $5.0 million over that period.

      We continue to automate processes and develop applications that allow us to make only small increases in labor and other operating costs relative to increases in customers and transactions. We believe our financial and operating performance will be based primarily on our ability to leverage additional users and transactions over this relatively fixed cost base.

Critical Accounting Policies

      The policies discussed below are considered by management to be critical to an understanding of our financial statements because their application places the most significant demands on management’s judgment, with financial reporting results relying on estimation about the effect of matters that are inherently uncertain. Specific risks for these critical accounting policies are described in the following paragraphs. For all of these policies, management cautions that future events rarely develop exactly as forecast, and the best estimates routinely require adjustment.

      The provision for losses on accounts receivable and allowance for doubtful accounts are recognized based on our estimate, which considers our historical loss experience, including the need to adjust for current conditions, and judgments about the probable effects of relevant observable data and financial health of specific customers. Our provision for losses on accounts receivable was approximately $88,000 on revenues of $32.4 million and we charged $46,000 against the allowance for doubtful accounts during the year ended December 31, 2002. At December 31, 2002 the allowance for doubtful accounts was $77,000, which represents management’s estimate of the probable losses in the accounts receivable balance at December 31, 2002. While the allowance for doubtful accounts and the provision for losses on accounts receivable depend to a large degree on future conditions, management does not forecast significant adverse developments in 2003.

      Property and equipment, including leasehold improvements, are recorded at cost. Software and hardware consisting of central processing systems and terminals represent the majority of the property and equipment and is potentially subject to technological changes and obsolescence. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets, which is generally five years. Equipment recorded under capital leases is amortized over the estimated useful life of the asset.

      The Company capitalizes the cost of computer software developed or obtained for internal use in accordance with Statement of Position 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.” Capitalized computer software costs consist primarily of payroll-related and consulting costs incurred during the development stage. The Company expenses costs related to preliminary project assessments, research and development, re-engineering, training and application maintenance as they are incurred. Capitalized software costs are being depreciated on a straight-line method over a period of three years upon being placed in service. We periodically evaluate the assets for recoverability when events or circumstances indicate a potential impairment.

      We generate revenue from service fees, implementation fees, and other supporting services. Revenue from service fees and other supporting services are recognized over the term of the contract as the services are provided. Termination fees are recognized at the time the service is discontinued. Implementation revenue is recognized according to SEC Staff Accounting Bulletin No. 101 — Revenue Recognition in Financial Statements (“SAB 101”), which we adopted effective January 1, 2000. Accordingly, nonrefundable implementation fees for all contracts and the related incremental direct costs of implementation activities are recognized over the contract term as the services are provided, which typically range from one to five years (generally three years). We periodically assess the recoverability of the deferred implementation costs and believe that the future contractual cash flows are sufficient to cover the carrying amount of the deferred implementation costs. Prior to 2000, we recognized nonrefundable implementation fees as revenue under the percentage of completion method as certain milestone output measures were completed

      Also see Note 2, Summary of Significant Accounting Policies, which discusses accounting policies.

Financial Condition

      While we achieved operating profitability and net income profitability in the second and third quarters of 2002, respectively, and expect our profitability to be sustainable, we have historically experienced operating losses and negative cash flow due to the initial costs of developing our infrastructure and the early revenues typical of an emerging market segment. As a result, at December 31, 2002 we had an accumulated deficit of $85.7 million. We have funded our operations primarily through the issuance of equity and debt securities, and ongoing working capital requirements consist primarily of personnel costs related to providing our services and operating, enhancing and maintaining our systems.

      Cash and investments in securities available-for-sale were $6.8 and $7.7 million as of December 31, 2002 and 2001, respectively. The $900,000 decrease in cash and investments resulted primarily from cash used for capital expenditures of $3.7 million offset by cash provided by operating activities of $2.7 million. Total liabilities decreased from $17.2 million as of December 31, 2001 to $15.8 million as of December 31, 2002 primarily as a result of the conversion of $1.0 million of 8% convertible subordinated notes (the “Convertible Notes”). Accordingly, as of December 31, 2002, $12.0 million of the Convertible Notes, maturing on September 30, 2005, remained outstanding.

      During 2002, Citigroup acquired our largest client, California Federal Bank or Cal Fed, and expects to convert the Cal Fed customers to the Citigroup banking and bill payment platform in the first quarter of 2003. We have extended our full service contract with Cal Fed through the first quarter of 2003 and terminated a subsequent bill payment only contract that was to run through 2005. In consideration of this extension and termination, we will receive a combination of service and termination fee revenue that will provide us with the expected profit we would have earned from the bill payment only contract. We expect that the majority of these fees will be recognized in the first quarter of 2003, thereby significantly increasing revenue and profits for that quarter. While there will then be a subsequent decrease in revenue and profits for the second quarter of 2003, we expect to remain EBITDA positive for that quarter and experience continued growth in our non-Cal Fed business. We also expect to return to net income profitability in the second half of 2003. For the year ended December 31, 2002, we derived approximately $3.0 million in revenue from the banking and customer care portion of services to Cal Fed and approximately $1.3 million in revenue from the bill payment portion of services. Cal Fed accounted for $4.8 million or 15% of our revenue for the year ended December 31, 2002.

      Additionally, BB&T Corporation has announced its intention to acquire our second largest customer, First Virginia Banks, Inc., in the third quarter of 2003. Online Resources has received no definitive notification from First Virginia as to the impact of the acquisition, however, the acquisition may result in the migration of First Virginia’s business to a platform utilized by BB&T. Given the expected timing of this transaction, any First Virginia migration would likely have little or no effect on expected 2003 financial performance. For the year ended December 31, 2002, we derived approximately $1.0 million in revenue from the banking and customer care portion of services to First Virginia and approximately $0.6 million in revenue from the bill payment portion of services. First Virginia accounted for $1.7 million or 5% of our revenue for the year ended December 31, 2002.

      As with similar service providers, we are vulnerable to a loss of business associated with the acquisition of our clients. Though the loss of Cal Fed and the potential loss of First Virginia may have a temporary impact on our revenue base, the growth in usage among our remaining clients and our ability to attract new clients remains unaffected. We expect the departure of these clients to have little effect on our long-term growth trends. Additionally, our remaining client base contains very little concentration of revenues. If Cal Fed and First Virginia are removed from our client base, no remaining client accounts for more than 3% of revenue.

Results of Operations

      The following table presents certain items derived from our statements of operations expressed as a percentage of revenue.

	Year Ended December 31,

	2002	2001	2000

Statement of Operations Data:
Revenues:
Service fees	92.9%	89.7%	85.1%
Implementation and other revenues	7.1	10.3	14.9

Total revenues	100.0	100.0	100.0
Expenses:
Cost of revenues	45.2	58.1	84.2

Gross profit	54.8	41.9	15.8
General and administrative	21.8	28.1	40.7
Sales and marketing	16.6	24.1	57.4
Systems and development	13.4	23.7	39.9
Non-recurring charges	—	0.9	—

Total expenses	51.8	76.8	138.0

Income (loss) from operations	3.0	(34.9)	(122.2)
Other (expense) income	(3.6)	(4.8)	3.2
Debt conversion expense	(0.7)	(4.5)	—
Gain from the extinguishment of debt	—	4.4	—
Cumulative effect of change in accounting principle	—	—	(1.4)

Net loss	(1.3)%	(39.8)%	(120.4)%

Year Ended December 31, 2002 Compared to the Year Ended December 31, 2001

      Revenue. We generate revenue from service fees, implementation fees, and other supporting services. Revenue increased $7.8 million, or 31%, to $32.4 million for the year ended December 31, 2002, from $24.6 million for the same period of 2001. This increase was primarily attributable to a 36% increase in service fees, which is primarily composed of three business lines, Internet banking services, payment services and customer contact services. During 2002, Internet banking services revenue increased 7% to $5.9 million, driven by a increase of 38% in the number of year-end banking customers offset by a 25% decrease in the average monthly fee per banking customer. Payment services revenue increased 48% to $15.3 million, driven by a 41% increase in the number of year-end bill pay customers and a 46% increase in the number of bill payment transactions processed during the year. Customer contact services revenue increased 42% to $8.9 million, driven by an increase of 39% in the number of year-end customers utilizing either banking or bill payment services.

      Additionally, implementation and other revenues decreased 9% to $2.3 million during 2002, primarily due to a decrease in implementation fees resulting from a lower number of new enabled clients. Also included in other revenues was $0.5 million and $0.3 million from termination payments during the years ended December 31, 2002 and 2001, respectively. We signed 100 and enabled 49 financial institutions for the year ended December 31, 2002, increasing the total number of financial institutions under contract at year-end to 534.

      Cost of Revenue. Cost of revenue encompasses the direct expenses associated with providing our services. These expenses include telecommunications, payment processing, systems operations, customer service, implementation and related products. Cost of revenues increased by $0.3 million, or 2%, to $14.6 million for the year ended December 31, 2002, from $14.3 million for the same period in 2001. This increase was primarily attributable to a $0.3 million increase in bill payment processing costs, a $0.6 million increase in implementation costs, a $0.2 million increase in systems operations support costs offset by a $0.8 million decrease in customer service costs. The increases in payment processing costs, systems operations support costs and implementation costs resulted from increases in the number of billable customers and transactions and increases in the cost of supporting our systems. The decrease in customer service costs was due to reduction in headcount resulting from technological efficiencies implemented during the 2002 year. Although total cost of revenue increased by 2% in 2002, the recurring monthly cost per user decreased by 48%, due to a 39% increase in the number of customers using our services.

      Gross Profit. Gross profit increased to $17.7 million for the year ended December 31, 2002 from $10.3 million for the same period of 2001. Gross profit as a percentage of revenue improved to 55% from 42% in the prior year, primarily due to increased service fees leveraged over our relatively fixed cost of revenue. Gross profit also improved as a result of improved efficiency from technology development and cost control initiatives.

      General and Administrative. General and administrative expenses primarily consist of salaries for executive, administrative and financial personnel, consulting expenses and facilities costs such as office leases, insurance, and depreciation. General and administrative expenses increased $0.1 million, or 2%, to $7.0 million in 2002, from $6.9 million in 2001. The increase in general and administrative expenses is primarily attributable to increased depreciation expenses resulting from additional capital expenditures of $3.7 million, partially offset by decreased compensation costs attributable to cost control initiatives implemented in the fourth quarter of 2001. General and administrative expenses as a percentage of revenue decreased to 22% from 28% in the prior year.

      Sales and Marketing. Sales and marketing expenses include salaries and commissions paid to sales and marketing personnel, consumer marketing costs, public relations costs, and other costs incurred in marketing our services and products. Sales and marketing expenses decreased $0.5 million, or 10%, to $5.4 million in 2002, from $5.9 million in 2001. The primary reason for the decrease in sales and marketing expenses was a reduction in staff as a result of consolidating certain client service responsibilities.

      Systems and Development. Systems and development expenses include salaries of personnel in the systems and development department, consulting fees and all other expenses incurred in supporting the research and development of new services and products, and new technology to enhance existing products. Systems and development expenses decreased $1.6 million, or 26%, to $4.3 million in 2002, from $5.9 million in 2001. The decrease in our systems and development expenses was primarily due to a reduction in compensation costs and consulting fees during the year. Additionally, in 2002 the Company capitalized $1.1 million of development costs associated with software developed or obtained for internal use.

      Income (Loss) from Operations. Income from operations increased $9.6 million, or 111%, to $1.0 million for the twelve months ended December 31, 2002, from an $8.6 million loss in 2001. The significant increase in income from operations was primarily due to increases in service fee revenue leveraged over relatively fixed costs, and decreases in various operating expenditures derived from our expense control initiatives.

      Other Income and Expenses. Interest income decreased $0.5 million, or 79%, to $0.1 million for the twelve months ended December 31, 2002, from $0.6 million for the same period of 2001. The decrease was due to the lower average cash and investment balances and lower interest rates. Interest and other expense decreased $0.5 million, or 28%, to $1.3 million in 2002, as compared to $1.8 million in 2001, as the result of lower interest expense and amortization of debt issuance costs due to the conversion of Convertible Notes. The conversion of $1.0 million in Convertible Notes in March 2002 resulted in a non-cash debt conversion expense of $0.2 million attributable to the issuance of 45,031 incremental shares of common stock. The repurchase of $3.5 million in convertible notes in May 2001 resulted in a gain from the extinguishment of debt of $1.1 million. Until September 2005, unless the Convertible Notes are earlier converted or repurchased, we will continue to incur interest expense related to the Convertible Notes.

      Net Loss and Loss Per Share. Net loss was $0.4 million for the year ended December 31, 2002, compared to a loss of $9.8 million for the same period of 2001. Basic and diluted loss per share was $(0.03) and $(0.82) for the years ended December 31, 2002 and 2001, respectively.

Year Ended December 31, 2001 Compared to the Year Ended December 31, 2000

      Revenue. We generate revenue from service fees, implementation fees and other supporting services. Revenues increased $9.0 million, or 58%, to $24.6 million for the year ended December 31, 2001 from $15.6 million for the same period in 2000. This increase was primarily attributable to a 66% increase in service fees, which is primarily composed of three product lines, Internet banking services, payment services and customer contact services. During 2001, Internet banking services revenue increased 32% to $5.5 million, driven by an increase of 53% in the number of year-end banking customers offset by a 34% decrease in the average monthly fee per banking customer. Payment services revenue increased 87% to $10.3 million, driven by a 51% increase in the number of year-end bill pay customers and a 92% increase in the number of bill payment transactions. Customer contact services revenue increased 74% to $6.3 million driven by an increase of 59% in the number of year-end customers utilizing either banking or bill payment services.

      Additionally, implementation and other revenues increased 8% to $2.5 million mainly due to an increase in implementation revenue resulting from growth in the number of financial institutions with whom we have contracted and enabled on our services. Also included in other revenues was $0.3 million and $0.4 million from termination payments during the years ended December 31, 2001 and 2000, respectively. We signed 50 and enabled 66 financial institutions for the year ended December 31, 2001, increasing the total number of financial institutions under contract at year-end to 472.

      Cost of Revenue. Cost of revenue encompasses the direct expenses associated with providing our services. These expenses include telecommunications, payment processing, systems operations, customer service, implementation and related products. Cost of revenues increased $1.1 million, or 9%, to $14.3 million for the year ended December 31, 2001, from $13.2 million for the same period of 2000. This increase was primarily attributable to a $0.7 million increase in bill payment processing costs and a $0.3 million increase in customer service costs. These increases resulted from the increased number of billable customers and transactions.

      Gross Profit. Gross profit increased to $10.3 million for the year ended December 31, 2000, from $2.5 million for the same period of 2001. Gross margin as a percentage of revenue improved to 42% from 16% in the prior year, primarily due to increased service fees and implementation revenue leveraged over our relatively fixed cost of revenue. Gross margin for service fees also improved as a result of improved efficiency from technology development and cost control initiatives.

      General and Administrative. General and administrative expenses primarily consist of salaries for executive, administrative and financial personnel, consulting expenses and facilities costs such as office leases, insurance, and depreciation. General and administrative expenses increased $0.5 million, or 9%, to $6.9 million in 2001, from $6.4 million in 2000. The increase in general and administrative expenses is attributable to higher director and officer insurance premiums and depreciation expenses resulting from capital expenditures of $1.8 million. General and administrative expenses as a percentage of revenue decreased to 28% from 41% in the prior year.

      Sales and Marketing. Sales and marketing expenses include salaries and commissions paid to sales and marketing personnel, consumer marketing costs, public relations costs, and other costs incurred in marketing our services and products. Sales and marketing expenses decreased $3.1 million, or 34%, to $5.9 million in 2001, from $9.0 million in 2000. The primary reasons for the decrease in sales and marketing expenses were a decline in marketing, commission and advertising expenses and a reduction in staff as a result of consolidating certain client service responsibilities.

      Systems and Development. Systems and development expenses include salaries of personnel in the systems and development department, consulting fees and all other expenses incurred in supporting the research and development of new services and products, and new technology to enhance existing products. Systems and development expenses decreased $0.3 million, or 6%, to $5.9 million in 2001, from $6.2 million in 2000. The decrease in our systems and development expenses was primarily due to a reduction in consulting fees.

      Non-Recurring Charges. As a result of the reduction in staff of approximately 9% on January 3, 2001, we incurred and paid a one-time charge of $209,000 including severance costs and benefit payments. The estimated benefit of the reduction in staff was approximately $1.7 million for the year ended December 31, 2001.

      Loss from Operations. Loss from operations decreased $10.5 million, or 55%, to $8.6 million as compared to $19.1 million for the twelve months ended December 31, 2001 and 2000, respectively. The significant decrease in loss from operations was primarily due to an increase in services fees and gross profit driven by growth in our customer base and decreases in various operating expenditures derived from our expense control initiatives.

      Other Income and Expenses. Interest income decreased $0.5 million, or 43%, to $0.6 million for the twelve months ended December 31, 2001, from $1.1 million for the same period of 2000. The decrease was due to lower average cash and investment balances and lower interest rates. Interest and other expense increased $1.2 million, or 207%, to $1.8 million in 2001, from $0.6 million in 2000, as the result of the interest expense and amortization of debt issuance costs in connection with the issuance of the Convertible Notes. Until September 2005, unless the Convertible Notes are earlier converted or repurchased, we will continue to incur interest expense related to the Convertible Notes. The conversion of $2.5 million and $1.0 million in Convertible Notes in September and November 2001, respectively, resulted in a non-cash debt conversion expense of $1.1 million attributable to the issuance of 702,869 incremental shares of common stock. The repurchase of $3.5 million in convertible notes in May 2001 resulted in a gain of $1.1 million, net of $289,000 of debt issuance costs that were written off.

      Net Loss and Loss Per Share. Net loss was $9.8 million, for the twelve months ended December 31, 2001, compared to a loss of $18.8 million for the same period of 2000. Basic and diluted loss per share was $(0.82) and $(1.64) for the years ended December 31, 2001 and 2000, respectively.

Liquidity and Capital Resources

      Since inception, we have primarily financed our operations through private placements and public offerings of our common and preferred stock and the issuance of debt. We have also entered into various capital lease financing agreements. Cash and investments in available for sale securities were $6.8 million and $7.7 million as of December 31, 2002 and 2001, respectively. The $900,000 decrease in cash and investments primarily results from cash used for capital expenditures in the amount of $3.7 million being offset by cash provided by operating activities of $2.7 million.

      Net cash provided by operating activities was $2.7 million for the year ended December 31, 2002 as compared to net cash used of $9.6 million during the year ended December 31, 2001. Cash provided by operating activities during the year ended December 31, 2002 resulted primarily from income from operations net of non-cash charges, while cash used in operating activities in the year ended December 31, 2001 resulted primarily from a net loss of $9.8 million.

      Net cash used in investing activities for the year ended December 31, 2002 was $2.6 million, which reflected the net reduction of $1.1 million in securities available-for-sale offset by $3.7 million in capital expenditures. For the year ended December 31, 2001, net cash provided by investing activities was $12.3 million, of which approximately $14.1 million was provided from sales of securities available-for-sale net of $1.8 million used for capital expenditures.

      Net cash provided by financing activities was $3,300 in the year ended December 31, 2002 as compared to net cash used in financing activities of $2.4 million in the year ended December 31, 2001. Cash provided by financing activities for the year ended December 31, 2002 resulted primarily from the issuance $0.3 million of common stock offset by the repayment of capital lease obligations. For the year ended December 31, 2001, cash used in financing activities was primarily the result of the repurchase of $3.5 million of Convertible Notes for $2.2 million.

      We have no material commitments other than our Convertible Notes and obligations under our operating and capital leases. Our material commitments under these obligations are as follows:

	Total	2003	2004	2005	Thereafter

Convertible notes	$12,000,000	$—	$—	$12,000,000	$—
Capital lease obligations	352,748	236,645	105,087	11,016	—
Operating lease	1,958,711	1,229,253	729,458	—	—

Total obligations	$14,311,459	$1,465,898	$834,545	$12,011,016	$—

      Future capital requirements will depend upon many factors, including the timing of research and product development efforts and the expansion of our marketing effort. We expect to continue to expend significant amounts on expansion of facility infrastructure, ongoing research and development, computer and related equipment, and personnel.

      We currently believe that cash on hand and investments will be sufficient to meet our current anticipated cash requirements for at least the next twelve months. We expect to have additional cash requirements over the next two to three years because of efforts we are undertaking to upgrade and rewrite certain of our infrastructure applications. We forecast that all incremental expenses related to this undertaking can be financed out of cash provided by operating activities.

      We currently have $12.0 million of Convertible Notes outstanding that come due in 2005. Convertible Notes bear a fixed interest rate of 8.0% and are convertible to common equity at a price of $4.00. We expect that some or all of those Convertible Notes will convert to common equity on or before their due date. If the Convertible Notes do not convert, we may have to issue new debt or sell common equity in order to repay these Convertible Notes.

      There can be no assurance that additional capital beyond the amounts currently forecasted by us will not be required or that any such required additional capital will be available on reasonable terms, if at all, at such time as required. We intend to invest our cash in excess of current operating requirements in marketable government, corporate and mortgage-backed securities.

New Accounting Standards

      We adopted SFAS No. 145, Rescission of FASB Statement 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections, effective for our fiscal year beginning on January 1, 2003. SFAS 145 requires that any gain or loss on extinguishment of debt that was classified as and extraordinary item in prior periods presented that does not meet the criteria in Accounting Principles Board Opinion No. 30 for classification as an extraordinary item be reclassified. These gains and losses will now be required to be presented within the statements of operations in appropriate segregated line items. As required by SFAS No. 145, these financial statements reflect the reclassification of the extraordinary gains and losses associated with the extinguishment of debt as components of appropriate segregated line items within the statements of operations.

Item 7A.     Quantitative and Qualitative Disclosures About Market Risk

      We invest primarily in short-term, investment grade, marketable government, corporate, and mortgage-backed debt securities. The Company’s interest income is most sensitive to changes in the general level of U.S. interest rates. We do not have operations subject to risks of foreign currency fluctuations, nor do we use derivative financial instruments in our operations or investment portfolio. We have classified all of our investments as available-for-sale financial instruments. The following table provides information about our available-for-sale investments that are sensitive to changes in interest rates.

	December 31, 2002

	Amortized Cost	Fair Value	Interest Rate

U.S. government treasury obligations	$3,422,947	$3,435,111	1.20%
Mortgage backed securities	415,631	417,125	1.39%
Commercial obligations	641,647	642,641	2.48%

Total investments	$4,480,225	$4,494,877

      Long-term debt as of December 31, 2002 is comprised of capital lease obligations with interest rates ranging from 4% to 13% and Convertible Notes with an 8% fixed interest rate. Since these Convertible Notes have a fixed interest rate, we are not exposed to fluctuations in interest rates in this portion of our long-term debt.

Item 8.     Financial Statements and Supplementary Data

REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Shareholders and Board of Directors

Online Resources Corporation

      We have audited the accompanying balance sheets of Online Resources Corporation as of December 31, 2002 and 2001, and the related statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Online Resources Corporation at December 31, 2002 and 2001, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States.

      As discussed in Note 3 to the financial statements, in 2000 the Company changed its methods of revenue recognition for implementation revenue. In addition, as discussed in Note 16, in 2003 the Company adopted the provisions of Statement of Financial Accounting Standards No. 145, “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections.”

/s/ ERNST & YOUNG LLP

McLean, Virginia

February 11, 2003, except for Note 15,
as to which the date is February 26, 2003
and Note 16, as to which the date is
June 26, 2003

ONLINE RESOURCES CORPORATION

BALANCE SHEETS

	December 31,

	2002	2001

Assets
Current assets:
Cash and cash equivalents	$2,290,950	$2,120,252
Investments	4,494,877	5,583,370
Accounts receivable (net of allowance of $77,000 and $35,000 at December 31, 2002 and 2001, respectively)	3,825,801	2,635,738
Deferred implementation costs	631,087	965,552
Prepaid expenses and other current assets	771,986	749,197

Total current assets	12,014,701	12,054,109
Property and equipment, net	7,804,229	6,813,123
Deferred implementation costs, less current portion	401,051	707,960
Debt issuance costs	659,879	983,248
Other assets	450,080	963,174

Total assets	$21,329,940	$21,521,614

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$891,313	$724,684
Accrued expenses and other current liabilities	984,535	739,358
Accrued compensation	743,107	613,848
Deferred revenues	531,789	880,380
Current portion of capital lease obligation	213,913	310,638

Total current liabilities	3,364,657	3,268,908
Capital lease obligation, less current maturities	111,491	348,552
Deferred revenues, less current portion	355,662	566,539
Notes payable	12,000,000	13,000,000

Total liabilities	15,831,810	17,183,999
Commitments
Stockholders’ equity
Series A convertible preferred stock, $.01 par value; 1,000,000 shares authorized, none issued at December 31, 2002 and 2001.	—	—
Series B junior participating preferred stock, $.01 par value; 297,500 shares authorized, none issued at December 31, 2002 and 2001.	—	—
Common stock, $.0001 par value; 35,000,000 shares authorized, 13,781,946 issued and 13,706,421 outstanding at December 31, 2002; and 13,293,238 issued and 13,248,390 outstanding at December 31, 2001, respectively	1,370	1,325
Additional paid-in capital	91,410,356	89,937,671
Accumulated deficit	(85,700,448)	(85,294,865)
Deferred stock compensation	—	(60,924)
Treasury stock, 75,525 shares and 44,848 shares at December 31, 2002 and December 31, 2001, respectively	(227,800)	(148,581)
Accumulated other comprehensive income	14,652	25,370
Receivable from the sale of common stock	—	(122,381)

Total stockholders’ equity	5,498,130	4,337,615

Total liabilities and stockholders’ equity	$21,329,940	$21,521,614

See notes to financial statements.

ONLINE RESOURCES CORPORATION

STATEMENTS OF OPERATIONS

	Year ended December 31,

	2002	2001	2000

Revenues:
Service fees	$30,049,947	$22,108,832	$13,311,370
Implementation and other revenues	2,304,236	2,526,931	2,332,940

Total revenues	32,354,183	24,635,763	15,644,310
Costs and expenses:
Service costs	13,244,837	12,826,124	11,989,766
Implementation and other costs	1,383,144	1,487,610	1,180,890

Costs of revenues	14,627,981	14,313,734	13,170,656

Gross profit	17,726,202	10,322,029	2,473,654
General and administrative	7,037,884	6,930,462	6,370,848
Sales and marketing	5,368,177	5,931,222	8,972,094
Systems and development	4,344,765	5,854,866	6,246,174
Non-recurring charges	—	209,434	—

Total expenses	16,750,826	18,925,984	21,589,116

Income (loss) from operations	975,376	(8,603,955)	(19,115,462)
Other (expense) income:
Interest income	126,876	613,487	1,084,196
Interest expense	(1,260,209)	(1,788,520)	(582,516)
Other	(35,072)	(1,141)	—
Debt conversion expense	(212,554)	(1,115,582)	—
Gain from the extinguishment of debt	—	1,083,153	—

Total other (expense) income	(1,380,959)	(1,208,603)	501,680
Loss before cumulative effect of change in accounting principle	(405,583)	(9,812,558)	(18,613,782)
Cumulative effect of change in accounting principle	—	—	(216,818)

Net loss	$(405,583)	$(9,812,558)	$(18,830,600)

Loss per share:
Basic and diluted loss per share before cumulative effect of change in accounting principle	$(0.03)	$(0.82)	$(1.62)
Cumulative effect of change in accounting principle	—	—	(0.02)

Basic and diluted loss per share	$(0.03)	$(0.82)	$(1.64)

Pro forma amounts assuming the accounting change is applied retroactively:
Net loss			$(18,613,782)
Basic and diluted loss per share			$(1.62)
Shares used in calculation of loss per share:
Basic and diluted	13,520,642	12,026,476	11,487,192

See notes to financial statements.

ONLINE RESOURCES CORPORATION

STATEMENTS OF STOCKHOLDERS’ EQUITY

								Receivable
							Accumulated	From the
	Common Stock		Additional		Deferred		Other	Sale of	Total
			Paid-in	Accumulated	Stock	Treasury	Comprehensive	Common	Stockholders’
	Shares	Amount	Capital	Deficit	Compensation	Stock	Income	Stock	Equity

Balance at December 31, 1999.	11,050,456	$1,105	$83,035,825	$(56,651,707)	$(267,949)	$—	$—	$(650,240)	$25,467,034
Comprehensive income (loss):
Net loss	—	—	—	(18,830,600)	—	—	—	—	(18,830,600)
Unrealized gain on available-for-sale securities	—	—	—	—	—	—	56,075	—	56,075

Comprehensive loss									(18,774,525)
Exercise of common stock options	169,200	17	879,992	—	—	—	—	(87,000)	793,009
Exercise of common stock warrants	389,378	39	594,501	—	—	—	—	—	594,540
Issuance of common stock warrants	—	—	589,900	—	—	—	—	—	589,900
Issuance of common stock options	—	—	11,732	—	—	—	—	—	11,732
Issuance of common stock	7,615	1	41,667	—	—	—	—	—	41,668
Amortization of deferred stock compensation	—	—	84,921	—	82,055	—	—	—	166,976
Repayment of stock subscription	—	—	—	—	—	—	—	314,636	314,636

Balance at December 31, 2000.	11,616,649	1,162	85,238,538	(75,482,307)	(185,894)	—	56,075	(422,604)	9,204,970
Comprehensive income (loss):
Net loss	—	—	—	(9,812,558)	—	—	—	—	(9,812,558)
Unrealized loss on available-for-sale securities	—	—	—	—	—	—	(30,705)	—	(30,705)

Comprehensive loss									(9,843,263)
Exercise of common stock options	6,488	—	26,148	—	—	—	—	—	26,148
Exercise of common stock warrants	21,385	2	149,998	—	—	—	—	—	150,000
Conversion of notes payable	1,577,869	158	4,406,297	—	—	—	—	—	4,406,455
Issuance of common stock options	—	—	20,303	—	—	—	—	—	20,303
Issuance of common stock	70,847	7	123,458	—	—	—	—	—	123,465
Reclassification of stock subscription to notes receivable	—	—	—	—	—	—	—	148,254	148,254
Amortization of deferred stock compensation	—	—	(60,564)	—	124,970	—	—	—	64,406
Surrender of stock subscription receivable	(44,848)	(4)	33,493	—	—	(148,581)	—	151,969	36,877

Balance at December 31, 2001.	13,248,390	1,325	89,937,671	(85,294,865)	(60,924)	(148,581)	25,370	(122,381)	4,337,615
Comprehensive income (loss):
Net loss	—	—	—	(405,583)	—	—	—	—	(405,583)
Unrealized loss on available-for-sale securities	—	—	—	—	—	—	(10,718)	—	(10,718)

Comprehensive loss									(416,301)
Exercise of common stock options	189,955	19	291,150	—	—	—	—	—	291,169
Conversion of notes payable	295,031	30	1,141,818	—	—	—	—	—	1,141,848
Issuance of common stock	29,395	2	45,906	—	—	—	—	—	45,908
Cancellation of over-issued shares	(25,673)	(3)	3	—	—	—	—	—	—
Amortization of deferred stock compensation	—	—	(6,195)	—	60,924	—	—	—	54,729
Surrender of stock subscription receivable	(30,677)	(3)	3	—	—	(79,219)	—	122,381	43,162

Balance at December 31, 2002.	13,706,421	$1,370	$91,410,356	$(85,700,448)	$—	$(227,800)	$14,652	$—	$5,498,130

See notes to financial statements.

ONLINE RESOURCES CORPORATION

STATEMENTS OF CASH FLOWS

	Year ended December 31,

	2002	2001	2000

Operating activities
Net loss	$(405,583)	$(9,812,558)	$(18,830,600)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Gain from the extinguishment of debt	—	(1,083,153)	—
Debt conversion expense	212,554	1,115,582	—
Depreciation and amortization	2,679,727	2,108,046	1,736,261
Amortization of debt issuance costs	252,663	320,847	95,036
Stock compensation	97,891	144,011	178,708
Cumulative effect of change in accounting principle	—	—	216,818
Provision for losses on accounts receivable	88,000	239,564	213,245
Net realized gain on investments	(10,035)	(73,288)	(23,251)
Amortization of bond discount	(6,892)	(15,946)	(230,273)
Changes in assets and liabilities:
Accounts receivable	(1,278,063)	150,708	(1,363,548)
Prepaid expenses and other current assets	(22,789)	(255,084)	405,427
Deferred implementation costs	641,374	(104,116)	(368,592)
Other assets	513,094	(510,943)	(19,505)
Accounts payable	166,629	(134,297)	46,898
Accrued expenses	374,436	(863,250)	774,770
Deferred revenues	(559,468)	(850,450)	508,487

Net cash provided by (used in) operating activities	2,743,538	(9,624,327)	(16,660,119)
Investing activities
Purchases of property and equipment	(3,670,833)	(1,836,180)	(3,488,731)
Purchases of available-for-sale securities	(6,117,950)	(20,427,641)	(46,216,917)
Sales of available-for-sale securities	7,212,652	34,591,254	46,743,991

Net cash (used in) provided by investing activities	(2,576,131)	12,327,433	(2,961,657)
Financing activities
Net proceeds from issuance of common stock	337,077	277,188	1,429,217
Net proceeds from repayment of stock subscription	—	—	314,636
Net proceeds from issuance of long-term debt	—	—	18,744,768
Repayment of capital lease obligations	(333,786)	(411,658)	(683,555)
Payment of financing costs	—	(52,472)	—
Repurchase of notes payable	—	(2,167,389)	—

Net cash provided by (used in) financing activities	3,291	(2,354,331)	19,805,066

Net increase in cash and cash equivalents	170,698	348,775	183,290
Cash and cash equivalents at beginning of period	2,120,252	1,771,477	1,588,187

Cash and cash equivalents at end of period	$2,290,950	$2,120,252	$1,771,477

Supplemental information to statement of cash flows:
Cash paid for interest	$1,061,917	$1,611,000	$84,000
Issuance of warrants	—	—	589,900
Issuance of stock subscriptions receivable	—	—	87,000
Acquisition of property and equipment by capital lease	—	560,085	155,762
Conversion of notes payable	1,000,000	3,500,000	—
Net unrealized (loss) gain on investments	(10,718)	(30,705)	56,075

See notes to financial statements.

Online Resources Corporation

Notes to Financial Statements

1.  Organization

      Online Resources Corporation (the “Company”) is a leading outsourcer of Internet banking, payment and customer contact services to financial institution clients nationwide. The Company offers services, branded in the clients’ name, that integrate seamlessly into a single-vendor, end-to-end solution, supported by 24x7 customer care, targeted consumer marketing, training and other network and technical professional products and services. The Company operates in one business segment.

2.  Summary of Significant Accounting Policies

Use of Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

      The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents. Cash held for bill payments in process is immediately disbursed on behalf of users and no net cash balance is reflected on the Company’s financial statements.

Revenue Recognition

      The Company generates revenues from service fees, implementation fees, and other revenues. Revenues from service fees include account access fees, transaction fees, customer service, new user setup, communications and other services. Service fees and other revenues are recognized over the term of the contract as the services are provided. Service fees are primarily composed of three business lines, Internet banking services, payment services and customer contact services. Implementation and other revenues are generated from the linking of the Company’s financial institution client’s to the Company’s QuotienSM e-financial suite through various networks and the Company’s gateways and the sale of software used to access the e-financial suite. Other revenue also includes termination fees which are recognized upon termination of a contract. Implementation revenue and related direct implementation costs are recognized on a straight line basis over the contract term. During the year ended December 31, 2000, the Company adopted SEC Staff Accounting Bulletin No. 101 — Revenue Recognition in Financial Statements (“SAB 101”), effective January 1, 2000, see Note 3 for further discussion. Although the Company operates in only one business segment, it has begun to analyze the service fee portion of our revenue by three business lines, Internet banking services, payment services and customer contact services. The Company currently does not track costs and expenses at the business line level. The table below presents the Company’s revenue based on these business lines.

	Year Ended December 31,

	2002	2001	2000

Revenues:
Service fees
Banking service	$5,901,515	$5,504,778	$4,183,283
Payment services	15,253,963	10,328,305	5,526,700
Customer contact services	8,894,469	6,275,749	3,601,387

Total service fees	30,049,947	22,108,832	13,311,370
Implementation and other revenues	2,304,236	2,526,931	2,332,940

	$32,354,183	$24,635,763	$15,644,310

2.  Summary of Significant Accounting Policies (continued)

Systems and Development

      The Company capitalizes the cost of computer software developed or obtained for internal use in accordance with Statement of Position 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.” Capitalized computer software costs consist primarily of payroll-related and consulting costs incurred during the development stage. The Company expenses costs related to preliminary project assessments, research and development, re-engineering, training and application maintenance as they are incurred. Capitalized software costs are being depreciated on the straight-line method over a period of three years upon being placed in service.

Property and Equipment

      Property and equipment, including leasehold improvements, are recorded at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets, which is generally five years. Equipment recorded under capital leases is also amortized over the lease term or the estimated useful life of the asset. Depreciation and amortization expense was $2.7 million, $2.1 million and $1.7 million for the years ended December 31, 2002, 2001 and 2000, respectively.

Fair Value of Financial Instruments

      At December 31, 2002, the carrying value of the following financial instruments: cash and cash equivalents, investments in available-for-sale securities, accounts receivable, accounts payable and accrued liabilities approximates their fair value based on the liquidity of these financial instruments or based on their short-term nature. The carrying value of capital lease obligations approximates fair value based on the market interest rates available to the Company for debt of similar risk and maturities. The notes payable are not publicly traded. Management estimates the market value of the notes payable to be 100% of the carrying value at December 31, 2002.

Stock-Based Compensation

      The Company has elected to follow the accounting provisions of Accounting Principles Board Opinion (APB) No. 25, Accounting for Stock Issued to Employees, for stock-based compensation and to furnish the pro forma disclosures required under SFAS No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure. In electing to continue to follow APB No. 25 for expense recognition purposes, the Company has provided below the expanded disclosures required under SFAS No. 148 for stock-based compensation granted, including, if materially different from reported results, disclosure of pro forma net earnings or losses and earnings or losses per share had compensation expense relating to grants been measured under the fair value recognition provisions of SFAS No. 123.

      The weighted-average fair values at date of grant for options granted during 2002, 2001 and 2000 were $2.25, $1.77, and $7.34, respectively, and were estimated using the Black-Scholes option valuation model with the following weighted-average assumptions:

	Year Ended December 31,

	2002	2001	2000

Dividend yield	—	—	—
Expected volatility	104%	104%	107%
Risk-free interest rate	4.91%	4.254%	5.870%
Expected life in years	6.6	5	5

      A reconciliation of the Company’s net loss to pro forma net loss, and the related basic and diluted pro forma loss per share amounts, for the years ended December 31, 2002, 2001 and 2000, is provided below. For purposes of pro forma disclosure, stock-based compensation expense is recognized in accordance with the provisions of SFAS No. 123. Further, pro forma stock-based compensation expense is amortized to expense on a straight-line basis over the vesting period.

2.  Summary of Significant Accounting Policies (continued)

	Year Ended December 31,

	2002	2001	2000

Net loss	$(405,583)	$(9,812,558)	$(18,830,600)
Adjustment to net loss for:
Pro forma stock-based compensation expense	(4,567,065)	(4,307,921)	(3,428,123)

Pro forma net loss	$(4,972,648)	$(14,120,479)	$(22,258,723)

Basic and diluted pro forma net loss per share	$(0.37)	$(1.17)	$(1.94)

Concentration of Credit Risk

      The Company performs ongoing credit evaluations of its customers’ financial condition and limits the amount of credit extended when deemed necessary, but generally does not require collateral. Management believes that any risk of loss is significantly reduced due to the nature of the customers being financial institutions and credit unions as well as the number of its customers and geographic areas. The Company maintains an allowance for doubtful accounts to provide for probable losses in accounts receivable.

      Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and investments in available-for-sale securities. The Company has cash in financial institutions that is insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $100,000 per institution. At December 31, 2002 and 2001, the Company had cash and cash equivalent accounts in excess of the FDIC insured limits. Investments in available-for-sale securities are limited to investment-grade securities. The fair value of the Company’s financial instruments is substantially equivalent to their carrying value and, although there is some credit risk associated with theses instruments, the Company believes this risk to be insignificant.

Earnings (Loss) Per Share

      Net loss per share is computed by dividing the net loss for the period by the weighted average number of common shares outstanding. Shares associated with stock options, warrants and convertible securities are not included to the extent they are anti-dilutive.

Advertising Costs

      The Company expenses advertising costs as incurred. The Company incurred $250, $200 and $385,400 in advertising costs for the years ended December 31, 2002, 2001 and 2000, respectively.

Impairment of Long-Lived Assets

      The Company adopted Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (SFAS 144) in 2002. In accordance with SFAS 144, the Company periodically evaluates the recoverability of long-lived assets, including deferred implementation costs and property and equipment, whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. The adoption of SFAS 144 had no impact on the financial statements.

Major Customer

      One of the Company’s financial institution clients, California Federal Bank or Cal Fed, accounted for approximately $4.8, $3.2 and $2.2 million or 15%, 13% and 14%, of the Company’s revenue, for the years ended December 31, 2002, 2001 and 2000, respectively. During 2002, Citigroup acquired Cal Fed, and expects to convert the Cal Fed customers to the Citigroup banking and bill payment platform in the first quarter of 2003. The Company has extended its full service contract with Cal Fed through the first quarter of 2003 and terminated a subsequent bill payment only contract that was to run through 2005. In consideration of this extension and termination, the Company expects to receive a combination of service and termination fee revenue that will be recognized in the first quarter of 2003.

2.  Summary of Significant Accounting Policies (continued)

Reclassification

      Certain amounts reported in prior periods have been reclassified to conform to the 2002 presentation.

3.  Change in Revenue Recognition for Implementation Revenue

      Prior to January 2000, the Company recognized nonrefundable implementation fees as revenue under the percentage of completion method as certain milestone output measures were completed. During the year ended December 31, 2000, the Company adopted SEC Staff Accounting Bulletin No. 101 — Revenue Recognition in Financial Statements (“SAB 101”), effective January 1, 2000, and changed its method of accounting for nonrefundable implementation fees for all contracts to recognize such fees and the related incremental direct costs of implementation activities over the contract term as the services are provided, which typically range from one to five years (generally three years). The Company believes the change in accounting principle was preferable based on guidance provided in SAB 101. The cumulative effect of the accounting change as of January 1, 2000 was $217,000 ($1,371,000 of revenue less direct incremental costs of $1,154,000) and was recognized in the 2000 statement of operations. The effect of the accounting change on the year ended December 31, 2000 was to increase the net loss before the cumulative effect of the accounting change by $301,000. Due to the adoption of SAB 101, $1,371,000 of revenue that was previously recognized under the Company’s prior revenue recognition policy will be recognized under the Company’s revised revenue recognition policy through periods up to 2004 because some contract periods extend through 2004. During the years ended December 31, 2002, 2001 and 2000, the Company recognized revenue of $275,000, $541,000 and $512,000, respectively, and related direct incremental costs that were included in the cumulative effect adjustment at January 1, 2000. The pro forma amounts included in the 2000 statement of operations have been adjusted to reflect the retroactive application of SAB 101.

4.  Investments

      The Company classifies its investments as available-for-sale. Investments in securities that are classified as available-for-sale and have readily determinable fair values are measured at fair market value in the balance sheets. Fair market value is based on quoted market value. Any unrealized gains or losses are reported as a separate component of stockholders’ equity. Realized gains and losses are included in investment income. Interest and dividends also are included in investment income. The net realized gain on investments for the years ended December 31, 2002, 2001 and 2000 were approximately $10,000, $73,000 and $23,000, respectively. For purposes of determining gross realized gains and losses, the cost of securities sold is based on the average cost method. As of December 31, 2002 and 2001, the unrealized gain on investments was $14,652 and $25,370, respectively.

4.  Investments (continued)

      The following is a summary of the Company’s available-for-sale securities:

	December 31, 2002		December 31, 2001

	Amortized Cost	Fair Value	Amortized Cost	Fair Value

US Government treasury obligations	$3,422,947	$3,435,111	$1,776,429	$1,782,818
Mortgage backed securities	415,631	417,125	—	—
Corporate obligations	641,647	642,641	3,781,571	3,800,552

	$4,480,225	$4,494,877	$5,558,000	$5,583,370

      At December 31, 2002, contractual maturities of available-for-sale securities were as follows:

Due in	Amortized Cost	Fair Value

2003	$3,794,571	$3,806,179
2004–2006	685,654	688,698

5.     Property and Equipment

      Property and equipment consists of the following:

	December 31,

	2002	2001

Central processing systems and terminals	$13,668,910	$10,140,308
Office furniture and equipment	1,762,768	1,750,415
Central processing systems and terminals under capital leases	500,532	500,532
Office furniture and equipment under capital leases	572,117	572,117
Leasehold improvements	1,119,130	1,093,115

	17,623,457	14,056,487
Less accumulated depreciation	9,199,646	6,815,075
Less accumulated depreciation under capital leases	619,582	428,289

	$7,804,229	$6,813,123

6.     Long Term Notes Payable

      On September 28, 2000, the Company completed the private placement of $20 million in convertible subordinated notes (the “Convertible Notes”) to a group of accredited investors. The Company received proceeds of $18.7 million net of debt issuance costs of $1.3 million including commission of $917,200. The Convertible Notes carry an 8% coupon. Interest payment dates are April 1 and October 1, commencing April 1, 2001. The Convertible Notes were initially convertible at a price of $4.75 per share but are subject to an annual reset under certain circumstances. In no event will the price be less than $4.00 per share. Subject to certain conditions, the Company may redeem all or part of the Convertible Notes prior to maturity. Jefferies & Company, Inc., one of the underwriters of the placement, also obtained 200,000 warrants that expire on September 30, 2005 that are exercisable at the same price as the conversion price under the Convertible Notes (see Note 10).

      On May 22, 2001 and May 24, 2001, the Company paid $2.2 million to repurchase $3,000,000 and $500,000, respectively, of the Convertible Notes in privately negotiated transactions. After $289,000 of debt issuance costs was written off, the Company recognized a gain of $1.1 million as a result of the transactions.

      On September 28, 2001, November 2, 2001 and March 27, 2002, the Company induced conversion of $2.5 million, $1.0 million and $1.0 million of the Convertible Notes at $2.00, $3.05 and $3.39 per common share, respectively, instead of the $4.00 conversion price that otherwise existed under the Convertible Notes. These induced conversions resulted in the issuance of 1,250,000, 327,869 and 295,031 shares or 625,000, 77,869 and 45,031 additional shares, respectively, had the Convertible Notes been converted at the $4.00 per

6.  Long Term Notes Payable (continued)

common share conversion price. The Company recognized $731,250, $175,205 and $141,848 non-cash debt conversion expense and wrote off $157,157, $51,970 and $70,706 of related debt issuance costs in September 2001, November 2001 and March 2002, respectively, in connection with the transactions. Accordingly, as of December 31, 2002, $12.0 million of the Convertible Notes remains outstanding and matures on September 30, 2005. Based on the established $4.00 conversion price, the Convertible Notes would be exchanged for three million shares of the Company’s common stock at December 31, 2002.

      Interest expense related to the Convertible Notes was approximately $980,000, $1,680,000 and $498,000 in 2002, 2001 and 2000, respectively. As of December 31, 2002 and 2001, accrued interest on notes payable totaled approximately $240,000 and $260,000, respectively.

7.     Commitments

Office Space

      The Company leases office space and equipment under operating leases expiring in 2004. The office leases provide for escalating rent over the respective lease term. Rent expense under the operating leases and sublease rentals received by the Company for the years ended December 31, 2002, 2001 and 2000, are as follows:

		Sublease
	Rent	Income

2000	$1,031,000	$—
2001	1,121,000	26,000
2002	1,179,000	—

      The sublease agreement was fully expired as of December 31, 2001.

Equipment

      The Company also leases equipment under capital leases. In 2002 and 2001, the Company incurred capital lease obligations of $0 and $560,000, respectively, for the purchase of equipment. Amortization of assets held under capital leases is included in depreciation and amortization in the statements of cash flows.

      Future minimum lease payments on operating and capital leases are as follows:

	Operating	Capital

	December 31,	December 31,
	2002	2002

2003	$1,229,253	$236,645
2004	729,458	105,087
2005	—	11,016

Total minimum lease payments	$1,958,711	352,748

Less amount representing interest		(27,344)

Present value of minimum lease payments		325,404
Less current portion		213,913

Long-term portion of minimum lease payments		$111,491

8.     Income Taxes

      The Company has not paid income taxes during 2002, 2001 or 2000 due to its net operating loss position.

      At December 31, 2002, the Company has net operating loss carryforwards of approximately $88.3 million that expire at varying dates from 2010 to 2022. Of that $88.3 million, approximately $3.5 million relates to the exercise of stock options. The timing and manner in which the operating loss carryforwards may be utilized by the Company will be limited to the Company’s ability to generate future taxable income. The use of these losses may also be subject to significant limitations due to ownership changes pursuant to Section 382 of the

8.     Income Taxes (continued)

Internal Revenue Code resulting from prior issuances of Preferred and Common Stock. As the Company has not generated earnings and no assurance can be made of future earnings needed to utilize these net operating losses, a valuation allowance in the amount of the deferred tax assets has been recorded.

      Significant components of the Company’s net deferred tax assets are as follows:

	December 31,

	2002	2001

Deferred tax assets:
Net operating loss carryforwards	$35,269,000	$35,348,000
Deferred wages	169,000	144,000
Other deferred tax assets	123,000	84,000

Total deferred tax assets	35,561,000	35,576,000
Deferred liabilities:
Depreciation	(346,000)	(493,000)

Total deferred tax liabilities	(346,000)	(493,000)
Valuation allowance for net deferred tax assets	(35,215,000)	(35,083,000)

Net deferred tax assets	$—	$—

      The following is a summary of the items that caused the income tax expense to differ from taxes computed using the statutory federal income tax rate for the years ended December 31, 2002, 2001 and 2000:

	Year Ended December 31,

	2002	2001	2000

Tax expense (benefit) at statutory Federal rate	$(138,000)	$(3,336,000)	$(6,402,000)
Effect of:
State income tax, net	(20,000)	(562,000)	—
Non-statutory stock options exercise	—	—	(264,000)
Other	26,000	150,000	21,000
Increase in valuation allowance	132,000	3,748,000	6,645,000

Income tax expense	$—	$—	$—

9.     Preferred Stock

      Of the 3,000,000 authorized preferred shares of the Company, 1,000,000 shares have been designated as Series A convertible Preferred Stock (“Series A Preferred Stock”). Holders of Series A Preferred Stock shares are entitled to receive dividends at the same rate as holders of common stock and have voting rights equal to their common stock equivalent on an as if converted basis. Additionally, each Series A Preferred Stock holder is entitled to a liquidation preference equal to $1.00 plus declared but unpaid dividends. There were no shares of Series A Preferred Stock outstanding at December 31, 2002 and 2001.

      In anticipation of the adoption of a stockholders rights plan that was implemented on January 11, 2002, the Company, through a certificate of designation that became effective on December 24, 2001, authorized 297,500 shares of Series B Junior Participating Preferred Stock (“Series B Preferred Stock”). Under the stockholders right plan, which is intended to protect the Company’s stockholders from unsolicited attempts to acquire or gain control of the Company, each holder of record on January 11, 2002 of a share of common stock received a right to purchase a unit of 1/100th of a share of Series B Preferred Stock at a price, subject to adjustment, of $115 per unit. The right is not exercisable until an attempt occurs to acquire or gain control of the Company that is unsolicited and does not have the approval of the Company’s board of directors. Upon exercise of a right, each holder of a right will be entitled to receive 1/100th of a share of Series B Preferred Stock or, in lieu thereof, a number of shares of common stock equal to the exercise price of the right divided by one-half of the current market price of the Company’s common stock. Until exercise of a right for 1/100th of a share of Series B Preferred Stock, no shares of Series B Preferred Stock will be issued. Holders of a share

9.  Preferred Stock (continued)

of Series B Preferred Stock are entitled to receive cumulative quarterly dividends equal to the greater of $1.00 per share or 100 times any dividend declared on the Company’s common stock and have voting rights equal to 100 votes per share. Additionally, each holder of a share of Series B Preferred Stock is entitled to a liquidation preference equal to $100 plus accrued and unpaid dividends thereon, whether or not declared.

10.     Warrants

      The company’s warrant activity is as follows:

Warrants

Balance at December 31, 1999	2,096,699
Exercise of warrants during 2000.	(549,579)
Cancellation of warrants during 2000	(10,723)
Warrants issued in connection with Convertible Notes	200,000

Balance at December 31, 2000	1,736,397
Exercise of warrants during 2001	(21,385)
Cancellation of warrants during 2001	(272,830)

Balance at December 31, 2001	1,442,182
Exercise of warrants during 2002	—
Cancellation of warrants during 2002	(630,736)

Balance at December 31, 2002	811,446

      Outstanding warrants primarily relate to warrants received in connection with Preferred Stock outstanding prior to the IPO in 1999. The Company issued 200,000 warrants with an exercise price of $4.00 and an expiration date of September 30, 2005 in 2000 in connection with the Convertible Notes. Of the warrants outstanding at December 31, 2002, approximately 611,000 warrants expire during the year ended December 31, 2003. These warrants have an exercise price ranging between $7.01 and $8.42.

11.     Net Loss Per Share

      The following table sets forth the computation of basic and diluted net loss per share:

	Years Ended December 31,

	2002	2001	2000

Net loss	$(405,583)	$(9,812,558)	$(18,830,600)
Weighted average number of common shares	13,520,642	12,026,476	11,487,192
Loss per share:
Basic and diluted	$(0.03)	$(0.82)	$(1.64)

      Due to their antidilutive effects, outstanding shares from the conversion of the Convertible Notes, stock options and warrants to purchase 9,736,686, 9,221,262 and 9,082,735 shares of common stock at December 31, 2002, 2001 and 2000, respectively, were excluded from the computation of diluted earnings per share.

12.     Employee Benefit Plans

Employee Savings and Retirement Plan

      The Company has a 401(k) plan that allows eligible employees to contribute up to 15% of their salary. The Company has total discretion about whether to make an employer contribution to the plan and the amount of the employer contribution. The Company has historically not chosen to match the employee contributions and, therefore, has not incurred any contribution expense.

Stock Options

      In February 1989, the Company adopted an Incentive Stock Option Plan (the “Plan”). During June 1997, the Company’s Board of Directors authorized an increase of 124,747 shares of common stock that can

12.  Employee Benefit Plans (continued)

be issued under the Plan. During 1998, the Company’s Board of Directors increased the number of shares of common stock that can be issued under the plan to 2,316,730. The option price under the Plan will not be less than fair market value of the Company’s common stock on the date of grant. The vesting period of the options is determined by the Board of Directors and is generally four years. Outstanding options expire after ten years.

      During 1999, the Company adopted the 1999 Stock Option Plan (the “1999 Plan”). The 1999 Plan permits the granting of both incentive stock options and nonqualified stock options to employees, directors and consultants. The aggregate number of shares that can be granted under the 1999 Plan is 757,708. During 2000, the Company’s Board of Directors increased the number of shares of common stock that can be issued under the plan to 1,457,708. In 2001, the Board of Directors further increased the number of shares of common stock that can be issued under the plan to 4,756,331. The option exercise price under the 1999 Plan will not be less than fair market value of the Company’s common stock on the date of grant. The vesting period of the options is determined by the Board of Directors and is generally four years. Outstanding options expire after seven to ten years.

      Additional information with respect to stock option activity under the stock option plans is summarized as follows:

	Year ended December 31,

	2002		2001		2000

		Weighted-		Weighted-		Weighted-
		Average		Average		Average
		Exercise		Exercise		Exercise
	Shares	Price	Shares	Price	Shares	Price

Outstanding at beginning of period	4,529,080	$6.69	3,135,812	$9.55	2,445,076	$9.74
Options granted	2,316,821	2.70	1,885,501	2.17	1,100,445	8.56
Options exercised	(189,955)	1.54	(6,488)	1.50	(169,200)	5.30
Options canceled or expired	(730,706)	6.79	(485,745)	7.66	(240,509)	9.90

Outstanding at end of period	5,925,240	$5.30	4,529,080	$6.69	3,135,812	$9.55

Options exercisable at end of period	3,721,302	$5.70	2,508,584	$7.22	1,481,869	$8.59

      The following table summarizes information about stock options outstanding at December 31, 2002.

	Options Outstanding
				Options Exercisable
		Weighted-
		Average	Weighted-		Weighted-
		Remaining	Average		Average
	Number	Contractual Life	Exercise	Number	Exercise
	Outstanding	(In Years)	Price	Exercisable	Price

$0.06 to $2.30.	1,622,202	7.38	$1.93	1,388,364	$1.91
$2.31 to $2.86.	993,464	8.82	2.79	95,085	2.44
$2.88 to $3.81.	1,147,398	7.54	3.17	554,685	3.24
$3.88 to $8.40.	1,185,845	3.32	7.43	1,007,790	7.64
$8.42 to $20.19.	974,725	4.16	13.35	674,572	13.05
$21.50 to $21.50	1,606	4.20	21.50	806	21.50

	5,925,240	6.31	$5.31	3,721,302	$5.70

Employee Stock Purchase Plan

      The Company has an employee stock purchase plan for all eligible employees to purchase shares of common stock at 85% of the lower of the fair market value on the first or the last day of each six-month

12.  Employee Benefit Plans (continued)

offering period. Employees may authorize the Company to withhold up to 10% of their compensation during any offering period, subject to certain limitations. The employee stock purchase plan authorizes up to 400,000 shares to be granted. During the year ended December 31, 2002 and 2001, shares totaling 29,395 and 70,847 were issued under the plan at an average price of $2.20 and 1.74 per share, respectively. At December 31, 2002, 292,143 shares were reserved for future issuance.

13.     Related Party Transactions

      During 2001, the Company surrendered the recourse right under the stock subscription receivables for two former employees in the amount of $151,969 and the related collateral of 43,484 shares was held by the Company. As a result, the Company accounted for the conversion as the repurchase of shares previously exercised as a treasury stock transaction. The fair value of the collateral shares on the conversion date was $126,159, and was recorded as treasury stock. The shares under the new non-recourse notes were accounted for as the grant of new stock compensation arrangement and are accounted for, as a variable award pursuant to the terms in EITF issue 95-16, “Accounting for Stock Compensation Arrangement with Employer Loan Features”. Stock compensation expense in the amount of $59,300 was recognized during the year ended December 31, 2001, since the original recourse notes exceeded the fair value of the shares on the conversion date.

      During 2002, the Company surrendered the recourse right under the stock subscription receivables for two employees in the amount of $122,381 and the related collateral of 30,677 shares was held by the Company. As a result, the Company accounted for the conversion as the repurchase of shares previously exercised as a treasury stock transaction. The fair value of the collateral shares on the conversion date was $79,219, and was recorded as treasury stock.

      The Company recognized approximately $860,000, $623,000, and $303,000 in revenue for services rendered to a financial institution during the years ended December 31, 2002, 2001 and 2000, respectively. One of our directors is Chairman and Chief Executive Officer of the financial institution. The financial institution owed $163,000 and $176,000 to the Company at December 31, 2002 and 2001, respectively. Such amounts are included in “Accounts Receivable” on the balance sheets.

14.     Non-Recurring Charges

      The Company incurred and paid a one-time charge of $209,434 including severance and benefit payments during the twelve months ended December 31, 2001 as a result of the staff reduction of 23 employees, approximately 9% of the total employees, on January 3, 2001.

15.     Subsequent Events

      On February 26, 2003, the Company received notice from the Nasdaq Stock Market that it would be delisted from the Nasdaq National Market at the opening of business on March 6, 2003. This notice was received because the Company did not comply with the continued listing requirements for inclusion in the National Market. The Company is appealing this notice on the basis that it expects to be able to regain compliance within a reasonable time period. If its appeal is denied, or it cannot regain compliance, the Company will apply for listing on the Nasdaq SmallCap Market, for which it is currently, and expects to remain, qualified.

16.     Adoption of SFAS No. 145

      The Company adopted SFAS No. 145, Rescission of FASB Statement 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections, effective for our fiscal year beginning on January 1, 2003. SFAS 145 requires that any gain or loss on extinguishment of debt that was classified as an extraordinary item in prior periods presented that does not meet the criteria in Accounting Principles Board Opinion No. 30 for classification as an extraordinary item be reclassified. These gains and losses will now be required to be presented within the statement of operations in appropriate segregated line items. As required by SFAS No. 145, these financial statements reflect the reclassification of the extraordinary gains associated with the extinguishment of debt as “other (expense) income” in the 2001 statement of operations.

17.     Summarized Quarterly Data (Unaudited)

      The following financial information reflects all normal recurring adjustments that are, in the opinion of management, necessary for a fair statement of the results of the interim periods. Summarized quarterly data for the years 2002 and 2001 is as follows:

	Quarter Ended

	March 31,	June 30,	September 30,	December 31,
	2002	2002	2002	2002

Total revenues	$7,827,379	$7,878,977	$8,151,876	$8,495,951
Gross profit	3,893,627	4,205,253	4,613,082	5,014,240
Net (loss) income	$(806,722)	$(133,068)	$92,593	$441,614

Net (loss) income per share	$(0.06)	$(0.01)	$0.01	$0.03

	Quarter Ended

	March 31,	June 30,	September 30,	December 31,
	2001	2001	2001	2001

Total revenues	$5,563,490	$6,008,203	$6,374,562	$6,689,508
Gross profit	1,915,711	2,448,695	2,812,901	3,144,722

Net loss	$(3,361,965)	$(1,609,206)	$(3,108,429)	$(1,732,958)

Net loss per share	$(0.29)	$(0.14)	$(0.26)	$(0.13)

18.     Equity Issuance and Convertible Note Repurchase (Unaudited)

      On June 9, 2003, the Company increased its stockholders’ equity by $4.4 million through a private placement of 1,336,000 newly issued common shares to a group of institutional investors at $3.30 per share. After giving effect to this transaction, the Company meets the continued listing requirements for the Nasdaq National Market and, subject to confirmation by Nasdaq, expects to continue trading on that market without interruption.

      Additionally, on May 30, 2003 and June 9, 2003, the Company repurchased $1.9 million and $2.0 million, respectively, of its Convertible Notes at par. This removed 975,000 shares from possible future issuance in conjunction with conversion of the repurchased Convertible Notes and reduces annual cash interest expense by $312,000.